Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
ARKO Corp.
(Exact name of registrant as specified in its charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, to be issued under the ARKO Corp. 2020 Incentive Compensation Plan	Other	11,356,834	$6.71	$76,204,356.14	$ 153.10 per $1,000,000	$11,666.89

Total Offering Amounts					$76,204,356.14		$11,666.89

Total Fee Offsets (3)							—

Net Fee Due							$11,666.89

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “
Securities Act
”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“
Common Stock
”), of ARKO Corp. (the “
Registrant
”) that become issuable under the ARKO Corp. 2020 Incentive Compensation Plan (the “
Plan
”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq Capital Market on November 1, 2024.

(3)	The Registrant does not have any fee offsets.